FORM 8-A

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(b) OR (g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                          TRIANGLE IMAGING GROUP, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

            FLORIDA                                      59-2493183
--------------------------------                      ---------------------
(STATE OF OR OTHER JURISDICTION                        (IRS EMPLOYER OF
INCORPORATION OR ORGANIZATION)                        IDENTIFICATION NO.)


4400 WEST SAMPLE ROAD, SUITE 228
COCONUT CREEK, FL                                             33073
--------------------------------                      ---------------------
(ADDRESS OF PRINCIPAL)                                      (ZIP CODE)


IF THIS FORM RELATES TO THE  REGISTRATION  OF A CLASS OF SECURITIES  PURSUANT TO
SECTION 12(b) OF THE EXCHANGE ACT AND IS EFFECTIVE PURSUANT TO GENERAL INSTRUCTION A.(c), PLEASE CHECK THE FOLLOWING BOX. [ ]

IF THIS FORM RELATES TO THE  REGISTRATION  OF A CLASS OF SECURITIES  PURSUANT TO
SECTION 12(g) OF THE EXCHANGE ACT AND IS EFFECTIVE PURSUANT TO GENERAL INSTRUCTION A.(d), PLEASE CHECK THE FOLLOWING BOX. [x]

SECURITIES TO BE REGISTERED PURSUANT TO SECTION 12(b) OF THE ACT:

                                      NONE

SECURITIES TO BE REGISTERED PURSUANT TO SECTION 12(g) OF THE ACT:

                  COMMON STOCK, PAR VALUE $.001 PER SHARE

Item 1.  Description of Registrant's Securities to be Registered.

COMMON STOCK

         The Company is authorized to issue up to 50,000,000 shares of Common Stock.

         Subject to the rights of holders of Preferred Stock, if any, holders of shares of Common Stock of the Company are entitled to share equally on a per share basis in such dividends as may be declared by the Board of Directors out of funds legally available therefor. There are presently no plans to pay dividends with respect to the shares of Common Stock. Upon liquidation, dissolution or winding up of the Company, after payment of creditors and the holders of any senior securities of the Company, including Preferred Stock, if any, the assets of the Company will be divided pro rata on a per share basis among the holders of the shares of Common Stock. The Common Stock is not subject to any liability for further assessments. There are no conversion or redemption privileges nor any sinking fund provisions with respect to the Common Stock and the Common Stock is not subject to call. The holders of Common Stock do not have any pre-emptive or other subscription rights.

         Holders of shares of Common Stock are entitled to cast one vote for each share held at all stockholders' meetings including the annual meeting, for all purposes, including the election of directors. The Common Stock does not have cumulative voting rights.

PREFERRED STOCK

         The Company's Certificate of Incorporation authorizes 1,000,000 shares of "blank check" Preferred Stock, whereby the Board of Directors of the Company shall following the approval of the Company's shareholders have the authority to issue shares of Preferred Stock from time to time in one or more classes or series, to fix the number of shares constituting any class or series and the stated value thereof, if different from the par value, and to fix the term of any such series or class, including dividend rights, dividend rates, conversion or exchange rights, voting rights, rights and terms of redemption (including sinking fund provisions), the redemption price and the liquidation preference of such class or series.

Item 2.  Exhibits.

                                                                       Exhibit
Document                                                                 No.
--------                                                               -------

(a)      Articles of Incorporation of the Registrant as amended.        3.01

(b)      By-Laws of the Registrant.                                     3.02

                                    SIGNATURE


         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.


                                      TRIANGLE IMAGING GROUP, INC.



                                      By: /s/ Harold S. Fischer
                                         ---------------------------------------
                                      Name:   Harold S. Fischer
                                      Title:  President

Dated:  December ___, 1998